Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE

Academy Sports + Outdoors
Appoints Theresa E. Palermo to its Board of Directors

KATY, TEXAS (PRNewswire July 21, 2022) – Academy Sports and Outdoors, Inc. (“Academy” or the “Company”) (Nasdaq: ASO) announced today, effective immediately, the appointment of Theresa E. Palermo to its Board of Directors (the "Board") and Nominating and Governance Committee. With this change, Academy’s Board now comprises nine directors.

“Theresa is an experienced marketing and eCommerce retail executive with a track record of driving sales and traffic for both vertical and national brands who will be highly valuable to Academy and our Board as we enter a tremendous growth phase,” said Ken C. Hicks, Academy Chairman, President and Chief Executive Officer. “Ms. Palermo’s passion for the Academy brand, along with her impressive background focused on the omnichannel customer experience across all touch points, will benefit Academy as we further enhance our targeted marketing efforts, grow our eCommerce business, and expand our store base.”

Palermo has over 20 years of marketing experience with retail companies in addition to retail digital and eCommerce experience. Ms. Palermo has served as Senior Vice President, Connected Commerce and Marketing at Signet Jewelers Limited, since October 2019. Ms. Palermo also served as Senior Vice President, Marketing of Neiman Marcus Group, Inc. from August 2017 until October 2019. Ms. Palermo has also served as Executive Vice President and Chief Marketing Officer of Vera Bradley Inc. from April 2015 until August 2017. Ms. Palermo held other senior positions and roles at Fossil Group Inc., Collective Brands, Inc., The Timberland Company, Polaroid Corporation, and United Communications Group Limited. She is a graduate of Auburn University with a Bachelor of Science in Marketing and earned a Master of Business Administration from Simmons University.

About Academy Sports + Outdoors
Academy is a leading full-line sporting goods and outdoor recreation retailer in the United States. Originally founded in 1938 as a family business in Texas, Academy has grown to 260 stores across 16 states. Academy’s mission is to provide “Fun for All”, and Academy fulfills this mission with a localized merchandising strategy and value proposition that strongly connects with a broad range of consumers. Academy’s product assortment focuses on key categories of outdoor, apparel, footwear and sports & recreation through both leading national brands and a portfolio of private label brands. For more information, visit academy.com.

Exhibit 99.1

SOURCE: Academy Sports and Outdoors, Inc.
Media inquiries:
Elise Hasbrook, Vice President Communications
281.253.8200
elise.hasbrook@academy.com

Investor inquiries:
Matt Hodges, Vice President Investor Relations
281.646.5362
matt.hodges@academy.com

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